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                                                                     EXHIBIT 5.3

                     [LETTERHEAD OF GREENBERG TRAURIG, LLP]


[Date]


To Addressees on Attached Schedule A

        Re: Exchange Guarantees of the $190,000,000 10 1/4% Senior Subordinated Notes Due 2013 by Seminis Vegetable Seeds, Inc. ("Seminis Vegetable").

Ladies and Gentlemen:

        We have acted as special counsel to Baxter Seed Co., Inc., a Texas corporation ("Baxter"), a subsidiary of Seminis Vegetable, for the purpose of delivering this opinion letter in connection with the registration of the guarantees (the "Exchange Guarantees") of the $190,000,000 10 1/4% Senior Subordinated Notes due 2013 (the "Exchange Notes").

                               I. DOCUMENT REVIEW

        As such special counsel, we have reviewed the following documents, certificates and instruments:

        (a) the Exchange Notes;

        (b) a Certificate issued by the Office of the Secretary of State of the State of Texas (the "Texas Filing Office") relating to the active status of Baxter;

        (c) a copy of the Articles of Incorporation of Baxter, filed with the Texas Filing Office on July 3, 1990 (the "Articles of Incorporation") and the Bylaws of Baxter (the "Bylaws" and, together with the Articles of Incorporation, the "Baxter Organizational Documents"); and

        (d) the Assistant Secretary's Certificate of Baxter certifying to, among other things, (i) the unanimous written consent of the board of directors of Baxter, (ii) the Baxter Organizational Documents and (iii) the incumbency of certain officers of Baxter.

        In addition, we have examined such other instruments, certificates and documents as we have deemed necessary as a basis for the opinions set forth below.

                                   II. OPINION

        Based on the foregoing and subject to the assumptions and qualifications set forth below, we are of the opinion that each of the Exchange Guarantees to be endorsed on the Exchange Notes has been duly and validly authorized by Baxter.

                       III. ASSUMPTIONS AND QUALIFICATIONS

        The opinion expressed in Section II above is subject to the following assumptions and qualifications:


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        (a) We have assumed that each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, all signatories to such documents (other than signatories of Baxter) have been duly authorized, and all signatures on each document are genuine. As to any facts material to the opinions expressed herein, we have made no independent investigation of such facts and have relied upon certificates of governmental officials and the appropriate representatives of Baxter.

        (b) We have assumed that with respect to the opinion set forth in
Section II above, the Exchange Notes, when issued (i) will be issued in accordance with the Registration Rights Agreement, dated as of September 29, 2003, among Seminis Vegetable, Baxter, the other guarantors party thereto, and Citigroup Global Markets Inc., for itself and on behalf of CIBC World Markets Corp., Rabo Securities USA, Inc. and Harris Nesbitt Corp., (ii) will be issued in the form substantially similar to the form provided to the board of directors and approved in the resolutions attached to the Assistant Secretary's Certificate described in paragraph (d) of Section I above, (iii) will constitute the legal, valid, and binding agreement of each party thereto enforceable against each such party thereto, (iv) will be duly and validly authorized by each party thereto (other than as specifically set forth in the opinion in Section II above with respect to Baxter), and (v) will be duly and validly executed and delivered by each party thereto.

        (c) Subject to the remainder of this paragraph, we express no opinion as to the laws of any jurisdiction other than the substantive laws of the State of Texas.

                                 IV. CONCLUSION

        This letter (i) has been furnished to you at your request, (ii) is rendered in connection with the registration of the Exchange Guarantees and may not be relied upon by any person other than the addressee hereof without our prior written consent, and (iii) is rendered as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes in or any new developments which might affect any matters or opinions set forth herein.

                                        Respectfully submitted,


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                                   SCHEDULE A

                                    ADDRESSEE

Seminis Vegetable Seeds, Inc.
Seminis, Inc.
Petoseed International, Inc.
PGI Alfalfa, Inc.
Baxter Seed Co., Inc.
2700 Camino del Sol
Oxnard, CA  93030